JOINT VENTURE
                             STOCKHOLDERS AGREEMENT


THIS JOINT VENTURE AGREEMENT, entered into this 26 day of April, 1999 is by and between the following corporations, collectively referred to herein as "the partners";

Alottafun! Inc. (Referred to as "AFI"), a Delaware corporation with offices at 141 N. Main Street, Suite 207, West Bend, Wisconsin, 53095;

E-Commerce Fulfillment, L.L.C. (Referred to as "ECF"), with offices at 5401 West Donges Bay Road, Mequon, Wisconsin, 53092.

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE I
                                    FORMATION

1.1 Formation &-Ownership. The partners hereby to implement the business as set forth herein. The Joint Venture shall be a Delaware corporation. There will only be one class of shares, which shall be issued to the partners so that ECF owns a thirty three (33.3%) percent share of the Joint Venture and AFI owns 66.7% of the joint venture, No action by the shareholders shall be effective unless approved by all parties.

1.2  Name of Joint Venture. The name of the Joint Venture shall be toys.com.

1.3 Term.The Joint Venture shall commence as of the date hereof and remain in full force and effect until terminated by the parties in accordance with the terms of this Agreement.

1.4 Accounting. The books and records of the Joint Venture shall be maintained jointly by the parties on behalf of the Joint Venture and be available for inspection by the Joint Venture partners during normal business hours.

1.5 The Joint Venture shall be managed by a Board of Directors consisting of two members with AFI nominating Michael Porter, and ECF nominating Jeffrey Kasch. The Board of Directors shall mutually agree on the budget for all marketing activities, the selection of officers, and all other discretionary matters.

1.6 Offices. The Joint Venture shall maintain offices at the following location:

          a. Alottafun!, Inc., 141 N. Main Street, Suite 207, West Bend, Wl 53095. Phone 414-334-4500, Fax 414-334-4502.

          b. E-Commerce Fulfillment, L.L.C., 5401 W. Donges Bay Road, Mequon, WI 53092. Phone 414-242-5000, Fax 414-242-9345.

1.7 Restriction On Sale. Each of the partners covenants and agrees that it: shall not mortgage, pledge, sell, assign, hypothecate or otherwise encumber, transfer or permit to be transferred in any manner or by any means whatsoever, whether voluntarily or by operation of law all or any part of its Joint Venture interest without the express written permission from the other partner.

1.8 Allocation of Profits. All profits of the Joint Venture shall be distributed as a percentage of ownership to the Joint Venture partners after all expenses of the Joint Venture are paid. Expenses to include but not be limited to the cost of products/services and expenditures as mutually agreed. The profits shall be distributed on a quarterly basis except such amounts as may be mutually agreed upon the by the Board of Directors to be retained for purposes of corporate operations.

1.9 Non-Encumbrance. Each of the partners covenants and agrees that it shall not obligate the other to any third party without written notice to the other.

                                   ARTICLE II
                     PARTNER'S OBLIGATION & RESPONSIBILITIES


2.1 ECF's  responsibilities and obligations shall include but not be limited to:
    To sell at negotiated prices which will not exceed the prices charged to ECF's regular customers to the Joint Venture sufficient quantities of its products based on regular availability as the Joint Venture may agree to market to be paid out of sales receipts of the Joint Venture.

2.2 AFI's  responsibilities and obligations shall include but not be limited to:
    Management of the marketing strategies, the implementation of which and budgeting for which are subject to the approval of the Joint Venture partners, and providing electronic and physical mediums for the sale, customers support, and fulfillment of products and service for the home and the office, including toys, games, and party goods.


                                   ARTICLE III
                              INTELLECTUAL PROPERTY

3.1 Copyrights. Patents, & Trademarks

a. Any and all patents, trademarks and/or copyrights which the Joint Venture may be entitled to register under state or federal law shall be registered in the name of the Joint Venture.

b. All pre-existing patents, trademarks and copyrights of the Partners shall remain their respective property.


3.2 Customer Lists. All customer lists developed by the Joint Venture will be the property of the Joint Venture.

3.3 Warranty/Indemnification. The parties to this Agreement do hereby warrant and covenant for itself that its undertaking hereunder does not infringe or interfere with any Intellectual property or other contract rights of third parties, and each shall indemnify, save and hold the other party harmless, including cost of defense, from any suit, demand, claim, liability, or proceeding founded on such third party's claim or settlement.


                                   ARTICLE IV
                                   TERMINATION

4.1 In the case of any unresolved breach of this Agreement by either party, and after conformance with the cure provisions as defined in ARTICLE V, Sub-Section 5.2, Sub-Paragraph f, hereafter, either party may declare this Agreement terminated as to any further business to which the Joint Venture is not already obligated. Termination for reasons other then cause shall require the mutual written agreement of the Board of Directors. Upon termination, the assets of the Joint Venture including retained earnings, after payment of all Joint Venture obligations, shall be divided equally between the partners.

4.2 Either party may terminate this agreement upon thirty (30) days written notice to the other party in the event that the Joint Venture becomes insolvent. Insolvent meaning that its assets are less then its liabilities and it is unable to pay debts as they come due over the following three month period.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS


5.1 Execution of Other Documents. The parties will execute and deliver all documents and instruments, which are reasonably necessary to carry out the terms of this Agreement.

5.2 Miscellaneous.

a. This Agreement represents the entire agreement between the parties and shall not be changed orally. There are no other contemporaneous oral Agreements. Any changes to this agreement shall be in the form of a written addendum to this agreement signed by both parties.

b. This Agreement shall inure to the benefit of the parties together with their successors and assigns.

c.       If  any  portion  of  this   Agreement   is  struck  down  or  declared
         unenforceable by a court of competent jurisdiction, it shall not affect the other provisions of this Agreement.

d. The waiver by either party of any right hereunder shall not constitute a waiver of any other rights, nor shall the waiver of any right in an instance constitute the waiver of such right on going.

e. Any and all disputes arising under or related to this Agreement shall be submitted to binding arbitration before the American Arbitration Association (AAA), in accordance with the rules and regulations then in effect. Any award may be entered by either party as a judgment or decree in any court of competent jurisdiction and enforced accordingly. The parties shall share equally any AAA fees incurred by either party in connection with any dispute. Any such arbitration shall take place in Milwaukee, Wisconsin and shall be governed by Wisconsin law.

f. Neither party shall enforce an alleged breach of any provision of this Agreement without first giving the other party written notice, via the United States Postal Service, Certified Return Receipt Requested mail, clearly specifying the nature of the alleged breach, and an opportunity to cure said alleged breach within THIRTY (30) DAYS of receipt of such notice.
         Notice by fax machine shall not be sufficient.

g. All signatories to this Agreement hereby represent and warrant that they have the requisite authority to enter into this transaction, and that the entity which they represent has complied with all necessary formalities under all applicable by laws or agreements, as well as all applicable state laws and regulations.

h. Each partner agrees that the other shall at all times be free to engage in any other business activities.



5/17/99                                     /s/ Michael Porter
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DATE:                               Michael Porter - for Alottafun!, Inc.


5/17/99                                     /s/ Jeffrey Kasch
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DATE:                      Jeffrey Kasch - for E-Commerce Fulfillment, L.L.C.